EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference into this Current Report on Form 8-K/A filed on or about May 5, 2003 and to the incorporation by reference into the Registration Statements (Form S-8 Nos. 333-101465, 333-75224, 333-53106, 333-89515, 333-60239, 333-103565 and 333-103834, and Form S-3 Nos. 333-103465 and 333-103837) previously filed by Artisan Components, Inc. of our report dated July 3, 2002 (except Note 9, as to which the date is February 19, 2003) with respect to the financial statements of NurLogic Design, Inc. at May 31, 2002 and 2001, and for the years then ended, included in the Current Report on Form 8-K of Artisan Components, Inc. dated February 19, 2003 filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

San Diego, California

May 5, 2003